Exhibit D

OPERATING AGREEMENT

OF

S.I. ACQUISITION LLC

TABLE OF CONTENTS

ARTICLE I
DEFINED TERMS; EXHIBITS, SCHEDULES, ETC

1.1	Definitions
1.2	Other Defined Terms
1.3	References

ARTICLE II
ORGANIZATION

2.1	Organization of Company
2.2	Name
2.3	Purpose; Character of the Business
2.4	Principal Office
2.5	Registered Agent and Registered Office

ARTICLE III
CAPITAL CONTRIBUTIONS; ETC

3.1	Capital Contributions
3.2	Withdrawal; Return of Capital; Interest
3.3	Obligation to Make Additional Capital Contributions
3.4	Unwind Event
3.5	Member Loans
3.6	Acknowledgment

ARTICLE IV
ALLOCATION OF NET INCOME AND NET LOSS; ETC

ARTICLE V
DISTRIBUTIONS

5.1	Regular Distributions
5.2	Distributions to Support Tax Liabilities
5.3	Limitation on Distributions

ARTICLE VI
ACCOUNTING AND ADMINISTRATIVE MATTERS

6.1	Books and Records
6.2	Reports
6.3	Tax Matters Partner

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6.4	Tax Elections
6.5	Reimbursement

ARTICLE VII
MANAGEMENT OF COMPANY

7.1	The Manager
7.2	Actions Requiring Member Approval
7.3	Compensation
7.4	No Authority of Individual Member

ARTICLE VIII
OFFICERS

ARTICLE IX
LIMITATION ON LIABILITY AND INDEMNIFICATION

9.1	Exculpation of Liability
9.2	Indemnification and Contribution
9.3	Payment of Expenses in Advance
9.4	Provisions Not Exclusive

ARTICLE X
TRANSFER OF MEMBERSHIP INTERESTS

10.1	Restriction on Transfer
10.2	Right of First Refusal
10.3	New Members
10.4	Terms of Admission of New Members; Creation of Preferred or Special Interests

ARTICLE XI
DISSOLUTION AND TERMINATION

11.1	Dissolution
11.2	Accounting
11.3	Liquidating Trustee
11.4	Liquidating Distribution
11.5	Distributions in Kind

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ARTICLE XII
UNPERMITTED TRANSFERS

ARTICLE XIII
REPRESENTATIONS AND WARRANTIES

13.1	Disclaimer
13.2	Securities Laws
13.3	Sophistication; Investigation

ARTICLE XIV
MISCELLANEOUS

14.1	Appointment of Attorney in Fact
14.2	Amendment
14.3	Further Assurances
14.4	Notices
14.5	Governing Law
14.6	Captions
14.7	Pronouns
14.8	Successors and Assigns
14.9	Extension not a Waiver
14.10	Severability
14.11	Entire Agreement
14.12	Counterparts
14.13	No Third Party Beneficiary
14.14	Trustee Liability

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Exhibit D

OPERATING AGREEMENT

OF

S.I. ACQUISITION LLC

OPERATING AGREEMENT dated as of February 6, 2003, among the persons who from time to time are signatories hereto under the heading Members (the “Members”) and the Manager.

W I T N E S S E T H:

WHEREAS, the Members desire to form a limited liability company named S.I. ACQUISITION LLC (the “Company”) under the Act (as herein defined) pursuant to the terms set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound hereby, agree as follows:

ARTICLE I

DEFINED TERMS; EXHIBITS, SCHEDULES, ETC.

1.1                               Definitions.  As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Act” means the Illinois Limited Liability Company Act, as the same may be amended from time to time.

“Affiliate” means,

(i)                                     with respect to an individual, the Relatives of such individual;

(ii)                                  with respect to a trust or trustee, the Relatives of the individual who is the grantor of the trust and/or another trust for the benefit of such individual and/or such individual’s Relatives; and

(iii)                               with respect to an Entity, any Person who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such entity (the term “control” for purposes of this clause (iii) meaning the ability, whether by ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing or general partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those Persons exercising governing authority over an entity).

“Agreement” means this Operating Agreement, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Bankruptcy” means an event that causes a Person to cease to be a Member as provided in Section 35-45 of the Act.

“Business Day” means any day on which banks are open for business in Chicago, Illinois.

“Capital Contribution” means, with respect to each Member, the amount of money or property contributed to the Company by such Member from time to time as determined by each contributing Member and the Manager.

“Code” means the Internal Revenue Code of 1986, as amended, or any replacement or successor law thereto.

“Distributable Cash” means, with respect to any Fiscal Year or other applicable fiscal period, the excess, if any, as determined by the Manager, of (a) all cash of the Company from all sources for such period, including, without limitation, receipts from operations, contributions of capital by the Members, proceeds of borrowing or from the issuance of securities by the Company, deposits and all other Company cash sources and all Company cash reserves on hand at the beginning of such period over (b) all cash expenses and capital expenditures of the Company for such period, all payments of principal and interest on account of Company indebtedness and such reasonable cash reserves as the Manager deems necessary for any Company needs (or those mandated by law, contract or the Company’s debt instruments).

“Effective Time” means the date and time the Merger becomes effective as provided in the Merger Agreement.

“Entity” means any corporation, general partnership, limited partnership, limited liability company, joint venture, trust, business trust, cooperative or association.

“Fiscal Year” means the fiscal year of the Company as the Manager may select in its discretion from time to time in accordance with the Code and the Regulations.

“Formation Certificate” means the Articles of Organization of the Company as filed with the Secretary of State of Illinois, as the same may be amended or restated from time to time.

“Liquidating Trustee” means such Person as is selected at the time of dissolution by the Manager, which Person may include an Affiliate of any Member.  The Liquidating Trustee shall be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding-up of the Company and shall hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidating Trustee in connection with the dissolution, liquidation, and/or winding-up of the Company.

“Manager” means SI Holdings LLC, an Illinois limited liability company, which shall be the Manager of the Company as defined in Section 1-5 of the Act.

“Members” means Persons who have been admitted to the Company as provided herein, and who have become signatories hereto from time to time and whose names are set forth on Exhibit A attached hereto, as amended from time to time.

“Membership Interest” means a Member’s entire interest in the Company, which shall entitle the Member to (i) an interest in the Net Income, Net Loss, Distributable Cash, and net proceeds of liquidation of the Company, as set forth herein; (ii) any right to vote as set forth herein or as required under the Act; and (iii) any right to participate in the management of the Company as set forth herein or as required under the Act.  A Membership Interest is personal property and a Member shall have no interest in the specific assets or property of the Company.

“Member Loans” shall have the meaning set forth in Section 3.5 hereof.

“Membership Percentage” means, with respect to each Member, such Member’s percentage ownership interest in the Company set forth on Exhibit A attached hereto, as may be amended from time to time.

“Merger” means the merger of Successories Inc. with and into the Company as contemplated in the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger to be entered into between the Company and Successories Inc. pursuant to which Successories Inc. will be merged into the Company, with the Company being the surviving entity.

“Officer” has the meaning set forth in Article VIII hereof.

“Person” means any natural person or Entity.

“Relatives” means, with respect to any specified individual, the spouse, children (both natural and adopted), and grandchildren of such individual.

“Successories Inc.” means Successories, Inc., an Illinois corporation.

“Successories Stock” means shares of Series A preferred stock, Series B preferred stock and/or common stock of Successories Inc.

“Transfer” means assign, sell, pledge, encumber, give or otherwise transfer, dispose of or alienate, or grant an option or contractual agreement to do any of the foregoing, but shall not include any transfer to a legal representative or successor trustee.

1.2                               Other Defined Terms.  Capitalized terms not defined in Section 1.1 shall have the meanings set forth in the other sections of this Agreement.  Certain definitions relating to tax matters are defined in Exhibit B hereof.

1.3                               References.  References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the exhibits or schedules attached to this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the articles or sections of this

Agreement.  Each Exhibit and Schedule attached hereto and referred to herein is hereby incorporated herein by such reference.

ARTICLE II

ORGANIZATION

2.1                               Organization of Company.  Upon the filing of the Formation Certificate with the Secretary of State of the State of Illinois, the Members hereby form the Company as a limited liability company governed by the terms hereof.  Except as provided herein or in the Formation Certificate, the rights and obligations of the Members are as provided under the Act.

2.2                               Name.  The name of the Company is “S.I. Acquisition LLC” or such other name as may be selected by the Manager.  The Members acknowledge that, as of the Effective Time, the name of the Company shall be changed to “Successories LLC”.

2.3                               Purpose; Character of the Business.  The purpose and business of the Company is to (a) engage in the business of designing, manufacturing and marketing a diverse range of motivational and self-improvement products under the Successories trade name and otherwise, (b) acquire the business and properties of Successories, Inc., as contemplated in the Merger Agreement and (c) engage in any other lawful business or activity permitted by the Act.

2.4                               Principal Office.  The location of the Company’s principal office is 485 Half Day Road, Suite 200, Buffalo Grove, IL 60089, or such other place as may be selected by the Manager.  The location of the Company’s principal place of business is 2520 Diehl Road, Aurora, IL  60504 or such other principal place of business as may be selected by the Manager.

2.5                               Registered Agent and Registered Office.  The statutory agent for service of process and the registered office of the Company in the state of Illinois shall be as the Manager may determine from time to time.

ARTICLE III

CAPITAL CONTRIBUTIONS; ETC.

3.1                               Capital Contributions.

(a)                                  On or before February 13, 2003, or on such other date as shall be agreed to by the Manager, each Member shall contribute to the capital of the Company the Successories Stock as set forth on attached Exhibit A opposite such Member’s name.  Each Member shall execute and deliver to the Company such instruments of transfer and assignment as shall be reasonably requested by the Manager to vest title to such Successories Stock in the Company.  Each Member contributing Successories Stock to the Company represents and warrants to the Company and the other Members that such contributing Member owns the Successories Stock being contributed free and clear of all liens and encumbrances.

(b)                                 The Member contributing cash to the capital of the Company shall, from time to time as needed by the Company but in any event prior to the Effective Time, contribute cash to the capital of the Company in an aggregate amount as set forth on attached Exhibit A.

(c)                                  The Members acknowledge and agree that the value of the Successories Stock (on a per share basis) set forth on attached Exhibit A as herein shall be the agreed to fair market value of such Successories Stock and Director Shares.

3.2                               Withdrawal; Return of Capital; Interest.  Except as specifically provided herein, no Member shall be entitled to any distributions from the Company or to withdraw any part of such Member’s Capital Contribution prior to the Company’s dissolution and liquidation, or when such withdrawal of capital is permitted, to demand distribution of property other than money.  No Member shall be entitled to interest on its Capital Contribution.

3.3                               Obligation to Make Additional Capital Contributions.  Except as provided in Section 3.1, no Member shall have the obligation to make any additional Capital Contributions to the Company.

3.4                               Unwind Event.  In the event the Merger Agreement is terminated, then the Company shall distribute to each Member the assets or property contributed to the Company by such Member (and, with respect to Members contributing Successories Stock, any dividends received by the Company with respect to such Successories Stock); provided, however, in the event the Company does not have sufficient assets to distribute to each Member the property contributed by each Member, then the Company shall distribute to each Member its proportional share (based upon Membership Percentages) of such Member’s contributed property relative to the assets of the Company to be so distributed.

3.5                               Member Loans.  In the event the Company requires additional funds at any time or from time to time to satisfy its contractual obligations, to pay debt service, to meet other obligations which are either due or owing or which are scheduled to come due within the ensuing ninety (90) day period, or to further the business of the Company, the Manager may lend such funds to the Company (a “Member Loan”).   Member Loans shall bear interest at a floating interest rate per annum equal to the prime or base rate announced from time to time by The Northern Trust Company, Chicago, Illinois.  Member Loans shall be repaid (interest, and thereafter principal), prior to any other distributions to Members hereunder.

3.6                               Acknowledgment.  The Members acknowledge and agree that the Company is, contemporaneously herewith, entering into the Merger Agreement and will consummate the Merger in accordance with the terms of the Merger Agreement, and each Member, by executing this Agreement, consents to and approves the terms of the Merger Agreement and authorizes the Merger.

ARTICLE IV

ALLOCATION OF NET INCOME AND NET LOSS; ETC.

Net Income, Net Loss and other Company items for each Fiscal Year other applicable period shall be allocated among the Members in accordance with the provisions set forth in Exhibit B attached hereto.

ARTICLE V

DISTRIBUTIONS

5.1                               Regular Distributions.  Any distributions to the Members shall be made solely to the extent of Distributable Cash and shall be made pro rata among the Members in accordance with their applicable Membership Percentages.  Except as set forth in Section 5.2 hereof, the timing and amount of distributions shall be determined by the Manager.

5.2                               Distributions to Support Tax Liabilities.  In order to permit the Members to make income tax payments for each Fiscal Year, notwithstanding Section 5.1, Distributable Cash, if any, shall be distributed for such Fiscal Year to the Members, in an amount such that the aggregate of distributions to the Member under this Section 5.2 with respect to such Fiscal Year, is not less than the product of (i) forty percent (40%) and (ii) the taxable income of the Company as reasonably estimated by the Manager for the taxable period.  Notwithstanding the foregoing, in the year of liquidation of the Company in accordance with the provisions of Article XI hereof, no such distribution shall be made to any Member under the terms of this Section 5.2.

5.3                               Limitation on Distributions.  Notwithstanding anything to the contrary contained herein, Member Loans shall be repaid prior to any other distribution being made to Members under Section 5.1 or 5.2 hereof and no distribution may be made if, after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members on account of their Membership Interests and liabilities for which the recourse of creditors is limited and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair value of the assets of the Company, except that the fair value of property of the Company that is subject to a liability for which the recourse of creditors is limited shall be included only to the extent that the fair value of that property exceeds that liability.

ARTICLE VI

ACCOUNTING AND ADMINISTRATIVE MATTERS

6.1                               Books and Records.  The Company will maintain true, complete and correct books of account of the Company, all in accordance with generally accepted accounting principles applied on a consistent basis.  The books of account shall contain particulars of all monies, goods or effects belonging to or owing to or by the Company, or paid, received, sold or purchased in the course of the business of the Company, and all of such other transactions, matters and things relating to the business of the Company as are usually entered in books of accounts kept by persons engaged in a business of a like kind and character.  In addition, the

Company shall keep all records required to be kept pursuant to the Act.  A Member shall, upon prior written notice and during normal business hours, have access to the information described in Section 10-15 of the Act, for the purpose of inspecting or, at the expense of such Member, copying the same.  Any Member reviewing the books and records of the Company pursuant to the preceding sentence shall do so in a manner which does not unduly interfere with the conduct of the Company’s business and shall execute a confidentiality agreement in such form as may be determined by the Manager.

6.2                               Reports.  The Company shall prepare, or cause to be prepared, and shall furnish to each Person who was a Member during a Fiscal Year, within 180 days after the close of such Fiscal Year, a Schedule K1 or such other form as shall be necessary to advise all Members relative to their investment in the Company for federal, state, local, provincial, territorial and foreign income tax reporting purposes.

6.3                               Tax Matters Partner.  The Manager shall be the “Tax Matters Partner,” as such term is defined in Section 6231(a)(7) of the Code.  In the event of an income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, any decision which could materially affect a Member’s tax liability shall require the affirmative approval of the Manager.  Prior to the filing of any tax return for the Company, the Tax Matters Partner shall deliver such return to the other Members for their review and comment.

6.4                               Tax Elections.  All elections required or permitted to be made by the Company under any applicable tax laws shall be made by the Manager.

6.5                               Reimbursement.  The Company shall reimburse the Manager for reasonable out-of-pocket costs incurred in connection with, or allocable to, performance of its duties under this Agreement.

ARTICLE VII

MANAGEMENT OF COMPANY

7.1                               The Manager.  Except as specifically provided herein, the management and control of the Company shall be vested exclusively in the Manager.  Without limiting the foregoing, the Manager shall be responsible for the establishment of policy and operating procedures respecting the business affairs of the Company and may appoint one or more Officers and delegate duties to such Officers as herein contemplated.  The Manager shall have the power to take any action permitted under the Act, other than with respect to those matters specifically reserved herein to the Members.  The Manager may by resolution delegate its powers, but not its responsibilities, to the Officers, to employees of any Member or to any other Person.  Anything herein contained to the contrary, the Manager shall have no right, power or authority to borrow money if the terms of such borrowing require the personal liability of any of the Members, without the written consent of such Member or Members; provided, however, that the Manager is authorized to cause the Company to borrow money under agreements which include, among other things, various financial, liquidity and other covenants, which may limit the Company’s ability to make distributions to the Members.  In the event Jack Miller ceases to act as Manager, a successor Manager shall be selected by members holding a majority of the Membership percentages.

7.2                               Actions Requiring Member Approval.  The following actions shall require the affirmative approval of Members owning at least seventy five percent (75%) of the Membership Percentages:

(i)                                     taking any action for the (A) commencement of a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, (B) consent to the entry of any order for relief in an involuntary case under any such law, (C) consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the relevant company or of any substantial part of the property thereof, (D) making by the relevant company of a general assignment for the benefit of creditors, or (E) making of any other arrangement or composition with creditors generally to modify the terms of payment of, or otherwise restructure their obligations; or

(ii)                                  amending or modifying this Agreement, except as contemplated by Section 10.3 hereof.

7.3                               Compensation.  The Members shall not receive compensation for their services to the Company in such capacity.

7.4                               No Authority of Individual Member.  No Member, acting individually, nor any of their respective Affiliates, has the power or authority to bind the Company, or any other Member or to authorize any action to be taken by the Company, or to act as agent for the Company or any other Member, unless that power or authority has been specifically delegated or authorized by action of the Manager or such other Member, as applicable.

ARTICLE VIII

OFFICERS

The Manager may at any time or from time to time designate officers of the company (the “Officers”) on the terms set forth in attached Exhibit C, as may be amended by the Manager from time to time.

ARTICLE IX

LIMITATION ON LIABILITY AND INDEMNIFICATION

9.1                               Exculpation of Liability.  No Member, Manager or Officer shall have any liability to the Company or any Member for monetary damages for breach of fiduciary duty as a Member, Manager or Officer other than (a) for any breach of such Person’s duty of loyalty to the Company or its Members; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) for any transactions from which such Person derived an improper personal benefit.

9.2                               Indemnification and Contribution.  The Company shall indemnify, defend and hold harmless the Members, the Manager and the Officers from and against any claims, causes of action, costs or expenses, including but not limited to reasonable attorneys fees (“Losses”), asserted against such Person or incurred by such Person in such capacity arising out of such Person’s status as such to the fullest extent permitted by law.

9.3                               Payment of Expenses in Advance.  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid out of Company funds in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the Member, Manager or Officer to repay such amount unless it shall ultimately be determined that it is entitled to be indemnified by the Company.

9.4                               Provisions Not Exclusive.  The exculpation of liability and indemnification provided by this Article shall not be deemed exclusive of any other limitation on liability or rights to which those seeking indemnification may be entitled under any statute, agreement, vote of Members or otherwise.

ARTICLE X

TRANSFER OF MEMBERSHIP INTERESTS

10.1                        Restriction on Transfer.  Except as expressly permitted pursuant to the terms hereof, no Member may Transfer its Membership Interest without the approval of the Manager.  Any attempted Transfer not in accordance with the terms and conditions of this Agreement shall be void and of no force or effect.  A Member shall not withdraw from the Company without the express written consent of the Manager.  A Member who has withdrawn from the Company in contravention of this Section 10.1 shall be liable to the Company and its Members for damages caused by the withdrawal, which may be offset against distributions otherwise due to the Member after such withdrawal.  The Company shall not have any obligation to purchase the

Units of any Member who has withdrawn from the Company in contravention of this Section 10.1.

10.2                        Right of First Refusal.

(a)                  A Member (“Transferring Member”) shall not voluntarily Transfer its Membership Interest to any third party without first offering the same for a period of thirty (30) days to the Company and/or the Manager, at a price and upon terms no less favorable than those which the Transferring Member is willing to accept from the third party (as evidenced by a bona fide offer received from such third party by such Transferring Member).  Such offer by the Transferring Member to Transfer to the Company and/or the Manager shall be in writing and shall contain a statement setting forth the price and terms offered by, and the name and address of, such third party, including a copy of the offer or letter of intent by the third party.

(b)                 Within thirty (30) days after receipt of such written offer under Section 10.2(a), the Company or the Manager (as the case may be) may accept such offer in writing, in which case the Transferring Member and the Company or the Manager shall consummate such sale on terms and conditions set forth therein.

(c)                  In the event that the Manager and/or the Company do not exercise the right to purchase the Membership Interest pursuant to this Section 10.2, then such Membership Interest may be Transferred by the Transferring Member to the third party pursuant to the same terms and conditions set forth in the third party’s written offer no later than sixty (60) days after the Company’s receipt of the Transferring Member’s written offer.  If the Membership Interest is not Transferred within such period of sixty (60) days, the Transferring Member shall, before Transferring its Membership Interest to any Person, be obligated to again offer the Membership Interest first to the Company and the Manager pursuant to this Section 10.2.

10.3                        New Members.  Any Person, not then a Member, to whom a Membership Interest shall be Transferred in accordance with the provisions of this Article X shall agree in writing to be subject to the terms hereof and shall become a substituted Member hereunder.  All reasonable costs and expenses incurred by the Company in connection with any Transfer, and, if applicable, the admission of a Person as a substituted Member, shall be paid by the transferor.  If any Membership Interest is Transferred other than in accordance with the provisions hereof and the transferee is not admitted as a substituted Member, such transferee shall be deemed a mere assignee of profits only without any right, power or authority of a Member hereunder and shall bear losses in the same manner as its predecessor in interest; the transferor of such interest shall thereafter be considered to have no further rights or interest in the Company with respect to the interest Transferred, but shall nonetheless be subject to its obligations under this Agreement with respect to such interest.  Upon admission of a transferee as a substituted Member, the transferor shall withdraw from the Company, and be relieved of any corresponding obligations, to the extent of its Transferred Membership Interest.

10.4                        Terms of Admission of New Members; Creation of Preferred or Special Interests.  The Manager shall have the right to admit new Members in exchange for property,

cash or services on such terms as the Manager may determine, and in connection therewith the Manager may create series or classes or groups of Members (including existing Members) having such relative rights, powers and duties as the Manager may from time to time establish, including rights, powers and duties senior to existing Members and may amend Exhibit A hereto to reflect changes in Membership Percentages resulting from the issuance of Membership Interests in exchange for any such property, cash or services or resulting from the redemption of Membership Interests.

ARTICLE XI

DISSOLUTION AND TERMINATION

11.1                        Dissolution.  The Company shall continue in effect until dissolved upon the first to occur of the following:

(a)                                  the vote of the Members owning at least seventy five percent (75%) of the Membership Percentages to dissolve the Company;

(b)                                 the decision of the Manager to dissolve the Company;

(c)                                  sale or other disposition of all or substantially all of the Company’s assets; or

(d)                                 dissolution required under the Act; or

(e)                                  July 1, 2050.

11.2                        Accounting.  Upon the dissolution of the Company, a proper accounting shall be made of the assets and liabilities of the Company and the Capital Account of each Member as of the date of dissolution and of the items of Net Income and Net Loss from the date of the last previous accounting to the date of dissolution.  The Liquidating Trustee shall cause Financial Statements presenting such accounting to be prepared and certified.

11.3                        Liquidating Trustee.

(a)                                  Upon the dissolution of the Company, the affairs of the Company shall be wound up and terminated and the Members shall continue to share Net Income, Net Loss, Distributable Cash and other items of the Company during the winding-up period in accordance with the provisions of Articles IV and V hereof.  The winding-up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Liquidating Trustee, who is hereby authorized to do all acts authorized by law for these purposes.  The Liquidating Trustee, in carrying out such winding up and distribution, shall have full power and authority to sell, assign, transfer and encumber all or any of the Company assets.

(b)                                 Upon the completion of the winding up of the Company and the distribution of all Company assets, the Company shall terminate and the Liquidating

Trustee shall have the authority to execute and record any and all other documents required to effectuate the termination of the Company.

(c)                                  The Liquidating Trustee shall be indemnified and held harmless by the Company from and against any and all claims, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to the Liquidating Trustee’s taking of or failure to take any action authorized under, or within the scope of, this Agreement; provided, however, that the Liquidating Trustee shall not be entitled to indemnification for:

(i)                                     matters entirely unrelated to the Liquidating Trustee’s actions under the provisions of this Agreement; or

(ii)                                  fraud, willful misconduct, self-dealing or criminal activity.

11.4                        Liquidating Distribution.  In the event of the dissolution of the Company for any reason, the assets of the Company shall be liquidated for distribution in the following rank and order:

(a)                                  first, to the payment and discharge of all the debts and liabilities in the order of priority as provided by the Act;

(b)                                 second, to the establishment of any necessary reserves to provide for contingent liabilities, if any; and

(c)                                  third, to the Members in proportion to their Capital Accounts after giving effect to the allocations set forth in Article IV hereof, treating any distribution of property as a sale thereof at fair market value, but subject to the provisions of Section 3.4 hereof.

Such distributions shall be made on or before a date (the “Final Liquidation Date”) no later than the later to occur of (i) the last day of the taxable year of the Company in which the liquidation of the Company occurs and (ii) 90 days after such liquidation.  If the Liquidating Trustee, in its discretion, determines that the distributions will not be timely made, it may distribute all of the assets and liabilities of the Company in trust with the Liquidating Trustee, or such other Person as may be selected by the Liquidating Trustee acting as trustee; the purpose of the trust is to allow the Company to comply with the timing requirements under Regulation Section 1.704-1(b).  The trustees of said trust shall distribute the former Company assets (however constituted, enhanced or otherwise) as promptly as such trustee deems proper and in the same manner as directed in this Section (without regard to this sentence or the preceding two sentences) and otherwise as required hereunder.  The trust shall be terminated as soon as possible after the trust property is distributed to the beneficiaries thereof.

11.5                        Distributions in Kind.  Company property distributed in kind shall be transferred and conveyed to the distributees as tenants in common subject to any liabilities attached thereto so as to vest in them undivided interests in the whole of such property in proportion to their respective rights to share in the proceeds of the sale of such property in accordance with this Article.

ARTICLE XII

UNPERMITTED TRANSFERS

In the case of a Transfer of a Membership Interest (the “Transferred Interest”) in connection with a foreclosure, Bankruptcy, court order or by reason other than a voluntary act on the part of a Member in violation of the terms of this Agreement, the Manager or its assignee shall have the right to purchase the Membership Interest of such transferring Member by delivery of written notice to such transferring Member and the transferee thereof, which notice shall specify the closing date for such purchase.  The purchase price payable for the Transferred Membership Interest shall be an amount equal to the fair market value of the transferred Membership Interest, which fair market value shall be determined by the Manager obtaining an independent third party appraisal.

ARTICLE XIII

REPRESENTATIONS AND WARRANTIES

13.1                        Disclaimer.  Each Member acknowledges that it has had the opportunity to engage separate legal counsel with respect to the terms and conditions of this Agreement, and that such Member has had adequate opportunity to review and negotiate the terms and conditions hereof.  Accordingly, there shall be no presumption in the interpretation of this Agreement that it shall be construed more favorably for or against any individual Member.

13.2                        Securities Laws.  The securities represented by this Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or registered with or qualified under the securities laws of any state and have been issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and the securities laws of the relevant states.  No transfer, sale, assignment, pledge, hypothecation or other disposition of may be made: (i) except pursuant to an effective registration statement under the Securities Act; or (ii) unless the Company, if requested, has been furnished with a satisfactory opinion of counsel for the holder of a Membership Interest that such transfer, sale, assignment, pledge, hypothecation or other disposition is exempt from the registration requirements of the Securities Act and the securities laws of the relevant states.

13.3                        Sophistication; Investigation.  Each Member is familiar with the proposed activities of the Company and has the sophistication, knowledge and experience necessary to evaluate the benefits and risks associated with this particular investment.  Each Member is acquiring such Member’s Membership Interest based upon such Member’s own investigation, and the exercise of rights by such Member and the performance of such Member’s obligations under this Agreement will be based upon such Member’s own investigation, analysis, and expertise.

ARTICLE XIV

MISCELLANEOUS

14.1                        Appointment of Attorney in Fact.  Each of the Members constitutes and appoints the Manager as its true and lawful attorney to make, execute, sign, swear to, acknowledge and file in his name, place and stead:

(a)                                  the Formation Certificate;

(b)                                 any other certificate or instrument which may be required to be filed by the Company under the laws of the State of Illinois or any other jurisdiction;

(c)                                  any and all amendments or modifications of this Agreement and/or the instruments described in subparagraphs (a) and (b) of this Section 14.1 permitted by this Agreement, including specifically, but without limitation, amendments reflecting the admission of substituted or additional Members pursuant to Article X (provided that this power shall not entitle the Managers to approve of any amendment of this Agreement on behalf of any Member);

(d)                                 all documents and instruments which may be required to effectuate the dissolution and termination of the Company and cancellation of its Formation Certificate, as from time to time amended; and

(e)                                  such other document or documents or instrument or instruments relating to the Company and in keeping with its stated purpose as may be required under the laws of any state or of the United States or of any other jurisdiction.

This power is coupled with an interest, shall survive and not be affected by the subsequent disability, death, dissolution or incapacity of any Member, and shall be irrevocable unless the attorney-in-fact files a petition in bankruptcy, is dissolved or is indicted for a crime and in any such event this power with respect to such Manager shall be automatically revoked.

14.2                        Amendment.  This Agreement may be modified or amended at any time by the written approval of the Members owning a majority of the Membership Percentages; provided, that the Manager may amend and supplement this Agreement to reflect changes in Members, Membership Percentages and value of Company assets made in accordance with the provisions of this Agreement, including amendments contemplated by Section 10.3 hereof, without the approval of the Members; and provided further that the Members owning two-thirds of the Membership Percentages shall be required to amend any provision of this Agreement which requires the approval of Members owning two-thirds of the Membership Percentages for the taking of any action; and provided further that the approval of all Members shall be required to amend this Section 14.2, and the approval of any Member shall be required for any amendment which would increase its obligations under this Agreement.

14.3                        Further Assurances.  Each Member agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

14.4                        Notices.  All notices, demands, consents, approvals, requests, offers or other communications which any of the parties to this Agreement may desire or shall be required to be given hereunder shall be in writing and shall be given (a) by registered or certified mail, return receipt requested, (b) by personal delivery, (c) delivery via reputable private air freight service, the cost and expense of such delivery to be borne by the sending party, or (d) by electronic communication (telex or facsimile transmission).  All notices shall be addressed to the recipient at the address contained on the books of the Company.  Any Member may designate another address (or change its address) for notices hereunder by delivery of a written notice to the Manager in accordance with the provisions of this Section 14.4.  Any notice sent in compliance with the above provisions shall be deemed delivered and received, except for electronic communications, on the third business day next succeeding the day on which it was sent, or, if sooner, on the actual date received, and, in the case of electronic communications, only on the date the sending party receives acknowledgement of receipt of such notice.

14.5                        Governing Law.  This Agreement is made pursuant to and shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflict of laws principles thereof.

14.6                        Captions.  All articles and section headings or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

14.7                        Pronouns.  As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction.

14.8                        Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto, and, except as otherwise herein expressly provided, their respective executors, administrators, legal representatives, successors and assigns.

14.9                        Extension not a Waiver.  No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a party or to the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same.  Any extension of time or other indulgences granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company or of the obligations of the Member to whom such extension or indulgence is granted.

14.10                 Severability.  If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such Person or circumstances, other than as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and shall be enforced to the fullest extent permitted by law.

14.11                 Entire Agreement.  This Agreement, and the schedules and exhibits hereto, contain the entire understanding and agreement of the parties hereto relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein.

14.12                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed one agreement, but no counterpart shall be binding unless an identical counterpart shall have been executed and delivered by each of the other parties hereto.

14.13                 No Third Party Beneficiary.  The provisions of this Agreement shall be solely for the benefit of the parties hereto and their respective successors and assigns.

14.14                 Trustee Liability.  When this Agreement is executed by the trustee of any trust, such execution is by the trustee, not individually but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing herein contained shall be construed as creating any liability on any such trustee personally to pay any amounts required to be paid hereunder, or perform any covenant, either express or implied, contained herein, all such liability, if any, being expressly waived by the parties hereto by their execution hereof.  Any liability shall be only that of such trust to the full extent of its trust estate and shall not be a personal liability of any trustee, grantor or beneficiary thereof.

Exhibit D

IN WITNESS WHEREOF, the parties hereto have caused this Operating Agreement of S.I. Acquisition LLC to be duly executed on the day and year first above written.

THE MEMBERS:

Jack Miller Family Limited Partnership #1

By:	/s/ Jack Miller

IN WITNESS WHEREOF, the parties hereto have caused this Operating Agreement of S.I. Acquisition LLC to be duly executed on the day and year first above written.

THE MEMBERS:

Jack Miller Trust Dated January 18, 1984

By:	/s/ Jack Miller
Jack Miller, Trustee

IN WITNESS WHEREOF, the parties hereto have caused this Operating Agreement of S.I. Acquisition LLC to be duly executed on the day and year first above written.

THE MEMBERS:

Harvey L. Miller Trust Dated January 21, 1987

By:	/s/ Harvey L. Miller
Harvey L. Miller, Trustee

IN WITNESS WHEREOF, the parties hereto have caused this Operating Agreement of S.I. Acquisition LLC to be duly executed on the day and year first above written.

THE MEMBERS:

TWS Investment Group, L.P.

By:	/s/ Eric Achepohl

IN WITNESS WHEREOF, the parties hereto have caused this Operating Agreement of S.I. Acquisition LLC to be duly executed on the day and year first above written.

THE MEMBERS:

/s/ Goldie Wolfe Miller
Goldie Wolfe Miller

IN WITNESS WHEREOF, the parties hereto have caused this Operating Agreement of S.I. Acquisition LLC to be duly executed on the day and year first above written.

THE MEMBERS:

Howard I. Bernstein Declaration of Trust Dated April 28, 1987

By:	/s/ Howard I. Bernstein
Howard I. Bernstein, Trustee

IN WITNESS WHEREOF, the parties hereto have caused this Operating Agreement of S.I. Acquisition LLC to be duly executed on the day and year first above written.

THE MEMBERS:

The Judith N. Bernstein 1994 Trust Dated November 15, 1994

By:	/s/ Judith N. Bernstein
Judith N. Bernstein, Trustee

IN WITNESS WHEREOF, the parties hereto have caused this Operating Agreement of S.I. Acquisition LLC to be duly executed on the day and year first above written.

THE MEMBERS:

/s/ Eric Achepohl
Eric F. Achepohl

IN WITNESS WHEREOF, the parties hereto have caused this Operating Agreement of S.I. Acquisition LLC to be duly executed on the day and year first above written.

THE MANAGER:

SI HOLDINGS, LLC, an Illinois limited liability company

By:	/s/ Jack Miller
Jack Miller, Manager

Exhibit D

EXHIBIT A-1

Member	Series A Preferred Stock Contributed		Series B Preferred Stock Contributed		Common Stock Contributed		Cash Contributed	Total Contribution
	Shares	Value	Shares	Value	Shares	Value

Jack Miller Family Limited Partnership #1	412,371	$1,000,000	50,000	$750,000	2,022,429	$606,729	—	$2,356,729

Jack Miller Trust Dated January 18, 1984	—	—	—	—	315,652	$94,696	$3,500,000	$3,594,696

Harvey L. Miller Trust Dated January 21, 1983	—	—	50,000	$750,000	252,907	$75,872	—	$825,872

The Judith N. Bernstein 1994 Trust	—	—	—	—	21,769	$6,531	—	$6,531

TWS Investment Group, L.P.	—	—	—	—	21,769	$6,531	—	$6,531

Goldie Wolfe Miller	—	—	—	—	5,331	$1,599	—	$1,599

Howard I. Bernstein Declaration of Trust Dated April 28, 1987	82,474	$200,000	—	—	152,378	$45,713	—	$245,713

Eric Achepohl	8,247	$20,000	—	—	7,330	$2,199	—	$22,199
	503,092	$1,220,000	100,000	$1,500,000	2,799,565	$839,869	$3,500,000	$7,059,870

Exhibit D

EXHIBIT A-2

Member	Total Contribution	Membership Percentage

Jack Miller Family Limited Partnership #1	$2,356,729	33.39%

Jack Miller Trust Dated January 18, 1984	3,594,696	50.92%

Harvey L. Miller Trust Dated January 21, 1983	825,872	11.70%

The Judith N. Bernstein 1994 Trust	6,531.09%

TWS Investment Group, L.P.	6,531.09%

Goldie Wolfe Miller	1,599.02%

Howard I. Bernstein Declaration of Trust Dated April 28, 1987	245,713	3.48%

Eric Achepohl	22,199.31%
TOTAL:	$7,059,870	100%

Exhibit D

EXHIBIT B

Tax Matters

1.                                       Definitions.  As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)                                  decrease such deficit by any amounts which such Member is obligated or deemed obligated to restore pursuant to this Agreement or the penultimate sentence of each of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)                                 increase such deficit by the items described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Capital Account” means, with respect to any Member, the separate “book” account which the Company shall establish and maintain for each Member in accordance with Section 704(b) of the Code and Regulation Section 1.704-1(b)(2)(iv) and such other provisions of Regulation Section 1.704-1(b) that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of the Regulations.  In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Regulation Section 1.704-1(b)(2)(iv), and the provisions hereof shall be interpreted and applied in a manner consistent therewith.

“Company Minimum Gain” has the meaning ascribed to partnership minimum gain in Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period in accordance with the depreciation method elected by the Company with respect to such asset, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction allowable for such year or other period bears to such beginning adjusted tax basis or as otherwise required under Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations, or, in the reasonable discretion of the Manager, as otherwise permitted thereunder.

“Gross Asset Value” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a)                                  The Gross Asset Value of any asset contributed by a Member to the Company shall, as of the date of such contribution and subject to further adjustment as herein provided, be the gross fair market value of such asset, as determined by the contributing Member and the Manager.

(b)                                 The Gross Asset Values of all Company assets (including assets contributed to the Company) shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Manager, as of each of the following times: (a) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis capital contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property or cash in consideration of the redemption, or partial redemption, of the Membership Interest of the Member or Members to whom such distribution shall be made if, in connection therewith, the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (c) the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g).

(c)                                  The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution as determined by the Manager.

(d)                                 The Gross Asset Value of any Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted to the extent the Manager determines that an adjustment pursuant to subparagraph (2) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (4).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to any of the foregoing, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Member Nonrecourse Debt” has the meaning ascribed to partner nonrecourse debt in Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt was treated as a Nonrecourse Liability, determined in accordance with Regulation Sections 1.704-2(i)(2) and (3).

“Member Nonrecourse Deductions” has the meaning ascribed to partner nonrecourse deductions in Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).

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“Minimum Gain” shall mean the minimum gain, determined by computing, with respect to each non-recourse liability, the amount of gain (of whatever character), if any, that would be realized if the Company disposed of (in a taxable transaction) the property subject to such liability in full satisfaction thereof (and for no other consideration), and by then aggregating the amounts so computed.  Minimum Gain shall be computed in all respects in conformity with the Regulations.  Without limiting the generality of the foregoing, all definitions relevant for Minimum Gain purposes shall have the meaning ascribed thereto in, or for purposes of, the Regulations.

“Net Income” or “Net Loss” shall mean the income or loss for federal income tax purposes determined as of the close of the Company’s Fiscal Year or as of such other time as may be required by this Agreement or the Code, as well as, where the context requires, related federal tax items such as tax preferences and credits, appropriately adjusted with respect to final determination of any of the foregoing for federal income tax purposes, and also adjusted as follows:

(e)                                  Any income that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss.

(f)                                    Any expenditures described in Section 705(a)(2)(B) of the Code, or treated as Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss shall be subtracted from such taxable income or loss.

(g)                                 In lieu of depreciation, amortization or other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period.

(h)                                 Gain or loss during any Fiscal Year on account of the sale, exchange, condemnation or other disposition of any assets, as determined in accordance with Section 1001 of the Code (or, where applicable, Section 453 of the Code), appropriately adjusted, however, with respect to final determination of the foregoing for federal income tax purposes, and also adjusted as follows:

(i)                                     In the event the Gross Asset Value of any asset is adjusted pursuant to subparagraphs (2) or (3) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as though the same constituted gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss under the provisions of this Agreement.

(ii)                                  gain or loss, if any, resulting from any disposition of Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

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“Nonrecourse Deductions” has the meaning set forth in Regulation Section 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Regulation Section 1.704-2(b)(3).

“Regulation” or “Regulations” means the proposed, temporary and final regulations promulgated by the Treasury Department pursuant to the Code, as amended from time to time.

2.                                       Net Income and Net Loss.  Net Income and Net Loss for any Fiscal Year or other applicable period shall be allocated among the Members in accordance with their respective Membership Percentages.

3.                                       Special Allocations.

(a)                                  Company Minimum Gain Chargeback.  Notwithstanding any other provision of this Schedule B, if there is a net decrease in Company Minimum Gain during any taxable year or other period for which allocations are made, prior to any other allocation under this Agreement, each Member will be specially allocated items of income and gain relating to that period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in Minimum Gain during such year as determined in accordance with Regulation Section 1.704-2(g)(2).  The items to be allocated will be determined in accordance with Regulation Section 1.704-2(f).

(b)                                 Member Nonrecourse Debt Minimum Gain Chargeback.  Notwithstanding any other provision of this Schedule B, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation Section 1.704-2(i)(5), shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation Section 1.704-2(i)(4).

(c)                                  Qualified Income Offset.  A Member who unexpectedly receives any adjustment, allocation or distribution described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of income and gain in an amount and manner sufficient to eliminate, to the extent required by the  Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible.

(d)                                 Gross Income Allocations.  Each Member who has an Adjusted Capital Account Deficit at the end of any Fiscal Year will be specially allocated, as quickly as possible, items of gross income and gain in the amount of such deficit.

(e)                                  Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year or other period for which allocations are made will be allocated among the Members in proportion to their respective Membership Percentages.

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(f)                                    Member Nonrecourse Deductions.  Notwithstanding anything to the contrary in this Agreement, any Member Nonrecourse Deductions for any Fiscal Year or other period for which allocations are made will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Regulation Section 1.704-2(i).

(g)                                 Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Regulation Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Regulation Section 1.704-1(b)(2)(iv)(m).

(h)                                 Interest in Company.  Notwithstanding any other provision of this Agreement, no allocation of Net Income or Net Loss or item of Net Income or Net Loss will be made to a Member if the allocation would not have “economic effect” under Regulation Section 1.704-1(b)(2)(ii).  The Tax Matters Member, upon advice of independent tax counsel to the Company, will have the authority to reallocate any item in accordance with this Subparagraph.

(i)                                     Corrective Allocations.  If the Company is required by subparagraphs(c), (d), (f) and (h) above to make an allocation to the Members, the Company shall, upon the advice of the Company’s independent tax counsel that they are so permitted under Section 704(b) of the Code and the Regulations thereunder or other Code provisions, allocate Net Income or Net Loss arising in later Fiscal Years so as to bring the allocations of Net Income or Net Loss to the Members as nearly as possible to the allocations thereof otherwise contemplated by this Schedule B as if such allocation were not made.

4.                                       Tax Allocations.  In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value in accordance with the “traditional method” set forth in Regulation Section 1.704-3(b)(1).  For purposes of this Section 4, contributions of property by a Member shall be aggregated to the extent permitted pursuant to Section 1.704-3(e)(l) of the Regulations.  Any recapture of depreciation pursuant to Sections 1245 or 1250 of the Code shall be allocated to the Members which realized the benefit of the deductions attributable to such recapture.

Tax Withholding.  The Company shall be authorized to pay, on behalf of any Member, any amounts to any federal, state, provincial, territorial, local or foreign taxing authority, as may be necessary for the Company to comply with tax withholding provisions of the Code or other applicable income tax or revenue laws of any taxing authority.  To the extent the Company pays any such amounts that it may be required to pay on behalf of a Member, such amounts shall be treated as a distribution to such Member and shall reduce the amount otherwise distributable to

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such Member.  To the extent any amount so withheld exceeds the cash otherwise distributable to such Member, such expense shall be deemed a loan to the Member bearing interest at the “prime” or “base” rate amended from time to time by The Northern Trust company, Chicago, Illinois, payable out of any future distributions, and if not earlier repaid upon termination of the Company or the sale or other disposition of all or a portion of such Member’s Membership Interest.

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Exhibit D

EXHIBIT C

Officers

1.                                       Election and Term of Office.  The Manager may at any time or from time to time designate Officers of the Company (the “Officers”), which may, but shall not be obligated to, include a President, one or more Vice Presidents, Secretary and Treasurer and may include a Chairman.  Vacancies may be filled or new offices created and filled by the Manager.  Each Officer shall hold office until his successor is appointed and need not be a Member.  Each Officer shall perform such duties as may be prescribed by the Manager or specified in this Agreement.

2.                                       General Rights and Duties.  The officers are hereby directed and authorized (which direction and authorization is revocable at any time by the Manager), on behalf of and at the expense of the Company, to implement all decisions approved by the Manager and to conduct the following functions of the Company consistent with action taken by the Manager:

(a)                                                                                  Operate the business of the Company in the ordinary course;

(b)                                                                                 Protect and preserve the titles and interests of the Company with respect to the assets owned by or dedicated to the Company;

(c)                                                                                  Keep all books of account and other records of the Company, in accordance with the terms of this Agreement;

(d)                                                                                 Carry out the responsibilities of the Company under the management, operating, leasing and other contractual agreements to which it is a party;

(e)                                                                                  Prepare and file all necessary reports, statements, tax returns and other documents with local, state, federal or foreign agencies or departments in connection with the Business;

(f)                                                                                    Procure and maintain insurance;

(g)                                                                                 Employ, retain and enter into business relationships with, on behalf of the Company, with necessary or appropriate to carry out the business of the Company as shall be designated by the Manager; and

(h)                                                                                 Distribute the cash of the Company as provided in Article V hereof and as directed by the Manager.

3.                                       Duties of the Chairman.  The Chairman shall be responsible for the general care, supervision, control and direction of the business of the Company. The Chairman may call meetings of the Manager from time to time. The Chairman may sign with the Secretary, or any other proper officer of the Company thereunto authorized by the Manager, any deeds, mortgages, bonds, contracts, or other instruments which the Manager has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Manager or by this Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed or executed, and in general shall perform all duties incident to the office of Chairman and such other duties as may be prescribed by the Manager.

During any period when there shall a vacancy in the office of Chairman or in the event of the absence or disability of the Chairman, the President shall have the functions, authority and duties provided for the Chairman.

4.                                       Duties of the President.  The President shall be the principal executive officer of the Company and shall be responsible for the administration and operation of the business and affairs of the Company.  The President may sign with the Secretary or any Assistant Secretary, or any other proper Officer of the Company thereunto authorized by the Manager, certificates of the Company and any deeds, mortgages, bonds, contracts, or other instruments which the Manager has authorized to be executed, except in cases where the execution thereof shall be expressly delegated by the Manager or by this Agreement to some other Officer or agent of the Company, or shall be required by law to be otherwise signed or executed, and in general shall perform all duties incident to the office of President and such other duties as may be prescribed by the Manager from time to time.

5.                                       Duties of the Vice President.  The Vice-President, if there shall be one, or if there shall be more than one, the Vice-Presidents in the order determined by the Manager (or if there be no such determination, then in the order of their election), shall, in the absence, disability or refusal to act of the President, perform the duties of the President, and when so acting, shall have all the power of and be subject to all the restrictions upon the President.   The Vice-President shall also perform such other duties as prescribed by the President or the Manager.

6.                                       Duties of the Secretary.  The Secretary shall: (a) keep the minutes of the meetings of the Members and the Manager in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (c) be custodian of the Company’s records; (d) keep a register of the post office address of each Member which shall be furnished to the Company by such Member; and (e) in general perform all duties incident to the office of Secretary and such other duties as may be assigned by the Manager or the President from time to time.

7.                                       Duties of the Treasurer.  The Treasurer shall:  (a) have charge and custody of and be responsible for all funds and securities of the Company; (b) receive and give receipts of moneys due and payable to the Company from any source whatsoever, and deposit all such moneys not otherwise employed in the name of the Company in such bank, savings and loan association, trust company or other depositories as shall be selected by the Manager; and (c) in general perform all the duties incident to the office of Treasurer and such other duties as may be assigned by the Manager from time to time.  If required by the Manager, the Treasurer shall give

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a bond for the faithful discharge of the Treasurer’s duties in such sum and with such surety or sureties as the Manager shall determine.

8.                                       Duties of the Assistant Secretary.  The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Manager (or if there be no such determination, then in the order of their election), shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Manager may from time to time prescribe.

9.                                       Duties of the Assistant Treasurer.  The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Manager (or if there shall be no such determination, then in the order of their election), shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Manager may from time to time prescribe.

10.                                 Compensation.  The Officer(s) of the Company shall receive such compensation, if any, as may be fixed from time to time by the Manager.  No Officer shall be prevented from receiving such compensation by reason of the fact that such Officer is also a Member.

11.                                 Resignations.  Any Officer may resign at any time by giving notice to the Manager.  A resignation of an Officer need not be accepted in order to be effective.

12.                                 Removal.  Any Officer may be removed, with or without cause, by the Manager.

Vacancies.  A vacancy in any office may be filled by the Manager.

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